Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-4 and related Prospectus of FI CBM Holdings N.V. for the Mergers of Fiat Industrial S.p.A. and CNH Global N.V. to form FI CBM Holdings N.V. and to the incorporation by reference therein of our reports dated February 28, 2013, with respect to the consolidated financial statements of CNH Global N.V. as of and for the years ended December 31, 2012 and 2011, and the effectiveness of internal control over financial reporting of CNH Global N.V. as of December 31, 2012, included in its Form 20-F filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

May 13, 2013